Exhibit 6

CONSOLIDATED FINANCIAL SUMMARY

Consolidated Financial Summary

(in US$ millions except share and per share data and as otherwise indicated)(1)

		Per Share
	Return on				Earnings
	average	Share-	Net		before					Share-		Closing
	shareholders’	holders’	earnings –		income	Net	Total	Invest-	Net	holders’	Shares	share
	equity	equity	diluted	Revenue	taxes	earnings	assets(2)	ments	debt(3)	equity	outstanding	price(4)
As at and for the years ended December 31:
1985	—	1.52	(1.35)	12.2	(0.6)	(0.6)	30.4	23.9	–	7.6	5.0	3.25 (5)
1986	25.2%	4.25	0.98	38.9	6.6	4.7	93.4	68.8	2.0	29.7	7.0	12.75
1987	32.5%	6.30	1.72	86.9	14.0	12.3	139.8	93.5	2.1	46.0	7.3	12.37
1988	22.8%	8.26	1.63	112.0	17.9	12.1	200.6	111.7	22.9	60.3	7.3	15.00
1989	21.0%	10.50	1.87	108.6	16.6	14.4	209.5	113.1	18.6	76.7	7.3	18.75
1990	23.0%	14.84	2.42	167.0	19.8	18.2	461.9	289.3	56.8	81.6	5.5	11.00
1991	21.5%	18.38	3.34	217.4	28.3	19.6	447.0	295.3	44.4	101.1	5.5	21.25
1992	7.7%	18.55	1.44	237.0	5.8	8.3	464.6	311.7	53.7	113.1	6.1	25.00
1993	15.9%	26.39	4.19	266.7	36.2	25.8	906.6	641.1	100.0	211.1	8.0	61.25
1994	11.4%	31.06	3.41	464.8	33.7	27.9	1,549.3	1,105.9	155.4	279.6	9.0	67.00
1995	20.4%	38.89	7.15	837.0	70.1	63.9	2,104.8	1,221.9	166.8	346.1	8.9	98.00
1996	21.9%	63.31	11.26	1,082.3	137.4	110.6	4,216.0	2,520.4	269.5	664.7	10.5	290.00
1997	20.5%	87.95	15.59	1,507.7	242.6	167.9	7,140.0	4,054.1	357.7	976.3	11.1	320.00
1998	23.0%	120.29	22.45	2,459.8	333.6	266.7	13,578.7	7,871.8	740.5	1,455.5	12.1	540.00
1999	4.6%	160.00	6.27	3,894.8	(11.6)	83.6	22,034.8	12,293.9	994.7	2,148.2	13.4	245.50
2000	3.9%	161.35	6.34	4,170.4	(22.2)	92.6	21,193.9	10,444.2	1,005.5	2,113.9	13.1	228.50
2001	(12.0% )	132.03	(18.13)	3,962.0	(476.1)	(223.8)	22,200.5	10,285.8	995.7	1,894.8	14.4	164.00
2002	13.0%	149.31	18.20	5,067.4	275.3	263.0	22,224.5	10,642.2	1,419.8	2,111.4	14.1	121.11
2003	10.9%	192.81	18.23	5,713.9	527.5	271.1	25,018.3	12,566.1	1,733.1	2,680.0	13.9	226.11

(1)	All share references are to common shares; shares outstanding are in millions

(2)	Commencing in 1995, reflects a change in accounting policy for reinsurance recoverables

(3)	Total debt (beginning in 1994, net of cash in the holding company) with Lindsey Morden equity accounted

(4)	Quoted in Canadian dollars

(5)	When current management took over in September 1985

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